Exhibit 99.1

Diluted EPS of $0.31 in the Quarter

SADDLE RIVER, N.J., Aug. 8 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced its financial results for the quarter ended June 30, 2005.

Second Quarter Results

Revenue for the quarter ended June 30, 2005 was $79.6 million, 12.9% lower than revenue of $91.4 million for the quarter ended June 30, 2004. Gross profit for the quarter ended June 30, 2005 was $15.3 million, 29.9% lower than gross profit of $21.8 million for the quarter ended June 30, 2004. The operating income was $4,000 for the quarter ended June 30, 2005, compared to operating income of $8.2 million for the quarter ended June 30, 2004. The Company had net income of $4.5 million for the quarter ended June 30, 2005, compared to net income of $5.0 million in the quarter ended June 30, 2004. The net income per diluted share for the quarter ended June 30, 2005 was $0.31 versus net income per diluted share of $0.34 for the quarter ended June 30, 2004.

First Six Months Results

Revenue for the six months ended June 30, 2005 was $161.6 million, 12.2% lower than revenue of $184.0 million for the six months ended June 30, 2004. Gross profit for the six months ended June 30, 2005 was $33.3 million, 31.0% lower than gross profit of $48.3 million for the six months ended June 30, 2004. The operating loss was $771,000 for the six months ended June 30, 2005, compared to operating income of $18.0 million for the six months ended June 30, 2004. The Company had net income of $4.5 million for the six months ended June 30, 2005, compared to net income of $11.0 million in the six months ended June 30, 2004. Net income per diluted share for the six months ended June 30, 2005 was $0.30 versus net income per diluted share of $0.74 for the six months ended June 30, 2004.

Segment Revenue Analysis

Revenue from the sales services segment for the quarter ended June 30, 2005 was $70.1 million, 17.1% less than revenue of $84.6 million from that segment for the comparable prior year period. Revenue from the sales services segment for the six month period ended June 30, 2005 was $142.8 million, 15.8% less than revenue of $169.6 million from that segment for the comparable prior year period. The decrease in revenue, both in the quarter and six month period ended June 30, 2005, was attributable to the previously announced reduction of the AstraZeneca sales force. This reduction is expected to result in a $60.0 million revenue decrease for all of 2005 when compared with 2004. The effect of this reduction was approximately $17.0 million in the quarter and $32.6 million in the six month period.

Revenue for the marketing services segment was $9.5 million in the quarter, 31.7% more than $7.2 million in the comparable prior year period. The revenue for the marketing services segment was $18.8 million in the six months ended June 30, 2005, 51.9% more than the $12.4 million in the comparable prior year period. The increase in both periods can be attributed to the revenue generated by Pharmakon, which was acquired in August of 2004. The increases due to Pharmakon are partially offset by lower revenues in our other marketing services businesses.

Events in the Quarter

Affecting operations (see table)

Due to the migration of our sales force automation platform to the Dendrite ForceMobile(TM) and Analyzer(TM) sales force automation systems, the Company made a determination during the second quarter of 2005 that our Siebel sales force automation software asset was impaired and a write-down was necessary. The amount of the write-down was approximately $2.8 million and is included in the Sales Services segment.

On April 12, 2005, the Company announced that it had settled its lawsuit against Cellegy Pharmaceuticals, Inc. regarding an exclusive license agreement entered into in 2002 with Cellegy for Cellegy’s Fortigel (TM) product in the North American markets. The settlement agreement provided that Cellegy pay us $2.0 million in cash, and issue us a $3.0 million secured promissory note and a $3.5 million senior convertible note. We received the cash payment on April 12, 2005. On May 18, 2005 the Company received an additional $100,000 payment from Cellegy under the secured promissory note. The $2.1 million received is included as an offset to legal expenses in other SG&A in the PDI Products Group segment. Legal expenses were $2.3 million in the first quarter of 2005 and $29,000 in the second quarter 2005.

Additionally, the Company established a $750,000 allowance against our loans to TMX Interactive. The allowance was recorded in SG&A and included in the Sales Service segment.

          The effect of the above actions on operating income is as follows:

	Three months ended June 30,		Six months ended June 30,

(in 000’s)	2005	2004	2005	2004

Operating income (loss), as reported	$4	$8,235	$(771)	$18,044
Effect of asset impairment	2,833	—	2,833	—
Effect of Cellegy litigation	(2,071)	84	242	389
Effect of TMX allowance	750	—	750	—
Operating income (loss), as adjusted	$1,516	$8,319	$3,054	$18,433

          Affecting Other Income

On June 6, 2005, the Company announced the sale of its interest in In2Focus Sales Development Services Limited (In2Focus), a U.K. based contract sales organization. PDI acquired a minority interest in In2Focus in 2000 for $1.9 million, which was written off in 2001. The net sale proceeds to PDI are approximately $4.4 million after transaction expenses and are included in Other Income in the quarter ended June 30, 2005. The In2Focus transaction will be treated as a capital gain, which will be offset by capital loss carryforwards that were not previously recognized. The effect on EPS in the second quarter was a positive $0.30.

Share Buy Back Program Update

The Company continues to make stock purchases under our previously announced share repurchase program. Through Monday, August 8th we have purchased almost 1 million shares out of the 2 million authorized.

2005 Outlook Update

Given our performance in the first half of 2005, the lack of clear visibility for the second half of the year and beyond, the fact that we are in various stages of negotiations with respect to potential new business, the potential revision of a significant current contract, as well as the investments we have spoken about, we are withdrawing all previous earnings and financial estimates and are unable to provide revised estimates at this time, except to caution that investors should not expect our previous 2005 estimates of $0.40 - $0.50 per share to be met.

Charles T. Saldarini, Vice Chairman and CEO, said, “The year 2005 is clearly shaping up as a challenging one for us and our shareholders. However, we are acting in accordance with our strategy and are making the operational changes required to ensure that we move into 2006 with strong momentum. The demand for our services remains strong and our balance sheet gives us the wherewithal to make investments and to pursue strategic acquisitions.”

Conference Call Information

PDI will conduct a briefing of its results via conference call and webcast on Tuesday, August 9, 2005 at 9:00 AM eastern time. The webcast of the event will be accessible through the Investor Relations section of PDI’s website, http://www.pdi-inc.com. The webcast will be archived on the website for future on-demand replay.

For those without internet access, the briefing can be accessed by dialing 1-877-423-4030 and asking for the PDI Second Quarter 2005 Financial Results Call. The call play back will be available for two weeks by calling 1-800- 642-1687 and entering the call number 8037491.

About PDI, Inc.

PDI, Inc. (Nasdaq: PDII) is a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated contract sales, Select Access(TM), our targeted sales solution that leverages an existing infrastructure, clinical sales teams; marketing research and consulting; medical education and communications; and integrated commercial solutions for products from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation.

For more information, visit the Company’s website at http://www.pdi-inc.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the financial viability of certain companies whose debt and equity securities we hold, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,734	$81,000
Short-term investments	10,695	28,498
Accounts receivable, net of allowance for doubtful accounts of $113 and $74 at June 30, 2005 and December 31, 2004, respectively	26,708	26,662
Unbilled costs and accrued profits on contracts in progress	5,407	3,393
Deferred training and other program costs	975	740
Other current assets	11,338	11,818
Deferred tax asset	4,651	3,325
Total current assets	156,508	155,436
Net property and equipment	16,217	17,170
Deferred tax asset	1,113	5,832
Goodwill	23,744	23,791
Other intangible assets	18,600	19,548
Other long-term assets	2,816	2,928
Total assets	$218,998	$224,705
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,213	$7,217
Accrued returns	1,187	4,316
Accrued incentives	10,338	16,282
Accrued salaries and wages	9,918	8,414
Unearned contract revenue	12,795	6,924
Income taxes and other accrued expenses	15,924	16,127
Total current liabilities	54,375	59,280
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $.01 par value, 100,000,000 shares authorized: 14,920,035 and 14,820,499 shares issued at June 30, 2005 and December 31, 2004, respectively; 14,334,805 and 14,815,499 shares outstanding at June 30, 2005 and December 31, 2004, respectively	149	148
Additional paid-in capital	117,935	116,737
Retained earnings	55,089	50,637
Accumulated other comprehensive income	124	76
Unamortized compensation costs	(1,520)	(2,063)
Treasury stock, at cost: 585,230 and 5,000 shares at June 30, 2005 and December 31, 2004, respectively	(7,154)	(110)
Total stockholders’ equity	164,623	165,425
Total liabilities & stockholders’ equity	$218,998	$224,705

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Service, net	$79,615	$92,519	$161,639	$185,066
Product, net	—	(1,131)	—	(1,030)
Total revenue, net	79,615	91,388	161,639	184,036
Cost of goods and services:
Program expenses (including related party amounts of $0 for the three months ended June 30, 2005 and 2004, respectively; $0 and $180 for the six months ended June 30, 2005 and 2004, respectively)	64,328	69,483	128,308	135,471
Cost of goods sold	—	89	—	233
Total cost of goods and services	64,328	69,572	128,308	135,704
Gross profit	15,287	21,816	33,331	48,332
Compensation expense	6,533	7,924	15,537	18,140
Other selling, general and administrative expenses	5,917	5,657	15,732	12,148
Asset impairment	2,833	—	2,833	—
Total operating expenses	15,283	13,581	34,102	30,288
Operating income (loss)	4	8,235	(771)	18,044
Other income, net.	5,125	313	5,794	631
Income before provision for taxes	5,129	8,548	5,023	18,675
Provision for income taxes	616	3,505	571	7,657
Net income	$4,513	$5,043	$4,452	$11,018
Net income per share of common stock:
Basic	$0.31	$0.35	$0.30	$0.76
Assuming dilution	$0.31	$0.34	$0.30	$0.74
Weighted average number of common shares and common share equivalents outstanding:
Basic	14,605	14,533	14,640	14,497
Assuming dilution	14,695	14,918	14,761	14,843

PDI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,

	2005	2004

	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income	$4,452	$11,018
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,860	2,911
Provision for bad debt and credit losses	739	39
Asset impairment	2,833	—
Loss on disposal of assets	308	—
Provision for deferred taxes	3,393	4,220
Stock compensation costs	584	844
Other changes in assets and liabilities:
(Increase) decrease in accounts receivable	(35)	9,998
Decrease in inventory	—	43
(Increase) in unbilled costs	(2,014)	(949)
(Increase) in deferred training	(235)	(1,394)
(Increase) in other current assets	(270)	(2,985)
Decrease in other long-term assets	112	71
(Decrease) in accounts payable	(2,890)	(3,527)
(Decrease) in accrued returns	(3,129)	(11,429)
(Decrease) in accrued liabilities	(4,524)	(6,264)
Increase in unearned contract revenue	5,871	11,793
(Decrease) in income taxes and other accrued expenses	(1,027)	(1,776)
Net cash provided by operating activities	7,028	12,613
Cash Flows From Investing Activities
Sales (purchases) of short-term investments	17,851	(43,711)
Cash paid for acquisition, including acquisition costs	(67)	—
Purchase of property and equipment	(4,102)	(5,002)
Net cash provided by (used in) investing activities	13,682	(48,713)
Cash Flows From Financing Activities
Net proceeds from employee stock purchase plan and the exercise of stock options	1,241	3,064
Cash paid for repurchase of shares	(6,217)	—
Net cash (used in) provided by financing activities	(4,976)	3,064
Net increase (decrease) in cash and cash equivalents	15,734	(33,036)
Cash and cash equivalents at beginning of period	81,000	113,288
Cash and cash equivalents at end of period	$96,734	$80,252

CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate Development of PDI, Inc., +1-201-574-8617/
Web site:  http://www.pdi-inc.com/